UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2025

SmartKem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42115	85-1083654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

(Address of principal executive offices, including zip code)

011-44-161-721-1514

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SMTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b - 2 of the Securities Exchange Act of 1934 (§240.12b - 2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 10, 2025, SmartKem, Inc. (the “Company”) appointed Jonathan Watkins as its Chief Operating Officer.

From July 2024 until his appointment as the Company’s Chief Operating Officer, Mr. Watkins served as a consultant to the Company. Since September 2024, Mr. Watkins has served as the Executive Chairman of HFQ Technology Associates, a materials technology company. He also has served as the founder and chairman of DITEVEN Limited, a technology consulting services company (“DITEVEN”), since November 2015. From August 2016 through June 2024, Mr. Watkins served as the chief executive officer of Impression Technologies Limited (“ITL”), where he led the development, licensing and scaling of a novel aluminum light-weighting technology for automotive, aerospace and consumer electronics markets, as well as securing manufacturing partners in Europe, China and North America. ITL entered voluntary liquidation in June 2024. Prior thereto, Mr. Watkins served as an advisor to government agencies on cleantech business models, including commercializing novel technologies. From 2008 to 2015, Mr. Watkins held roles as chief operating officer and commercial director of Ceres Power plc, a leading developer of fuel cell technology having responsibilities for manufacturing, supply chain management and business development. Mr. Watkins has a Postgraduate Certificate in Design Manufacture, and Management Masters in Manufacturing, Design & Management from University of Cambridge and a BEng degree in Materials Science & Technology from University of Birmingham. He is also a Chartered Engineer and holds a Certified Diploma in Accounting and Finance.

In connection with Mr. Watkins’ appointment, the Company’s wholly-owned subsidiary, SmartKem Limited (“SKL”), entered into an employment agreement with Mr. Watkins dated March 10, 2025 (the “Employment Agreement”). Under the Employment Agreement, Mr. Watkins will receive an annual base salary of $257,000  and will be entitled to a discretionary bonus in an amount determined by the Board of Directors of SKL. The Employment Agreement provides for an unspecified term of employment, which may be terminated by either the Company or Mr. Watkins on no less than three months’ prior written notice (the “Notice Period”); provided, that SKL will have the right to terminate Mr. Watkins’ employment at any time in which event Mr. Watkins will be entitled to receive a payment of an amount equal to his base salary for the Notice Period, less required withholdings. Under certain circumstances, SKL may terminate Mr. Watkins’ employment immediately without liability. SKL will also have the option to place Mr. Watkins on Garden Leave (as defined in the Employment Agreement) at any time for a period not to exceed the Notice Period. Mr. Watkins is subject to customary non-compete and non-solicit provisions. The Employment Agreement also contains customary confidentiality and assignment of invention provisions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

There is no family relationship between Mr. Watkins and any director or executive officer of the Company. Prior to his appointment as the Company’s Chief Operating Officer, Mr. Watkins served as a consultant to the Company pursuant to an oral consulting arrangement. During the fiscal year ended December 31, 2024, the Company paid DITEVEN Limited (“DITEVEN”), a company controlled by Mr. Watkins, $65,501 for his services. From January 1, 2025 through Mr. Watkins’ appointment as our Chief Operating Officer on March 10, 2025 the Company paid DITEVEN $67,364. Except as described in the previous sentence, there are no transactions between Mr. Watkins and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On March 10, 2025, the Company issued a press release announcing Mr. Watkins’ appointment as the Company’s Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
10.1	Employment Agreement, dated as of March 10, 2025, by and between the SmartKem Limited and Jonathan Watkins
99.1	Press Release, dated March 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTKEM, INC.

Dated: March 10, 2025	By:	/s/ Barbra C. Keck
Barbra C. Keck
Chief Financial Officer